Exhibit 99.1 PRESS RELEASE www.corescientific.com
Core Scientific Announces August Updates
•    Operating approximately 225,000 owned and colocated ASIC servers
•    Produced 1,334 self-mined bitcoins

AUSTIN, Texas, Sept 6, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) ("Core Scientific" or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced production and operational updates for August 2022.
“Self-mining and colocation activities continued to grow in August. We deployed more than 25,000 new ASIC servers in August, increasing our total hashrate to over 21 EH/s. Both our total hashrate and self-mining hashrate represent the largest operating capacity of any listed company in North America,” said Mike Levitt, Core Scientific Chief Executive Officer.
Data Centers
As of month-end, the Company operated 225,451 ASIC servers for both colocation and self-mining, representing a total of 21.54 EH/s. The Company’s Georgia, Kentucky, North Carolina, and North Dakota data center facilities continue to operate at capacity. The Company is continuing to build additional capacity in Texas.
Self-Mining
Core Scientific’s self-mining operations produced 1,334 bitcoins in August. Self-mining bitcoin production benefitted from the deployment of approximately 17,000 new servers during the month. Increased curtailment activity across multiple data centers limited production advances.
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Core Scientific, Inc. August Update - 2
The Company expanded its fleet of self-mining servers during the month to 127,716, increasing hashrate to 12.69 EH/s. The Company expects to deploy approximately 43,000 additional self-mining ASIC servers before the end of 2022. As of August month end, self-mining accounted for approximately 59% of the Company’s total hashrate.
Colocation Services
In addition to its self-mining fleet, as of August 31, 2022, Core Scientific provided data center colocation services, technology and operating support for more than 97,000 customer-owned ASIC servers. As of August month end, colocation services accounted for approximately 41% of the Company’s total hashrate. Inquiries for colocation services continue to exceed the Company’s available infrastructure.

Bitcoin Sales and Liquidity
During the month of August, the Company sold 1,125 bitcoins at an average price of $23,014 per bitcoin for total proceeds of approximately $25.9 million. As of August 31, 2022, the Company held 1,409 bitcoins and approximately $47.2 million in cash.
Grid Support
In the month of August, the Company powered down its Texas and other data center operations on several occasions. Curtailments in August totaled 11,057 megawatt hours. Core Scientific works with the communities and utility companies in which it operates to enhance electrical grid stability.
Investor Conferences
Core Scientific’s management will be participating in the following investor conferences in the month of September:
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Core Scientific, Inc. August Update - 3
•H.C. Wainwright 24th Annual Global Investment Conference on September 12-14
•BTIG 2nd Annual Digital Assets Conference on September 19-20
•B. Riley Securities 2nd Annual Crypto Conference on September 29
•Bank of America Virtual Crypto Mining Day on September 29
The times and links to live webcasts and replays of available management presentations will be provided in the Investor Relations section of the Core Scientific website: https://investors.corescientific.com/investors/events-and-presentations/default.aspx
Replays of available webcasts will be available for 30 days.
ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest publicly traded blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the next few quarters. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.
FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,”
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Core Scientific, Inc. August Update - 4
“plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s ability to scale and grow its business, meet its 2022 operating plan, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hashrate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations in Texas and Oklahoma. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the U.S. Securities & Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.
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Core Scientific, Inc. August Update - 5
Month over month comparisons are based on the combined results of Core Scientific and its acquired entities and are unaudited.
Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.
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CONTACTS

Investors:
Steven Gitlin
ir@corescientific.com

Media:
press@corescientific.com
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